Exhibit 1A-15.B

EXHIBIT B

COIN RIGHTS AGREEMENT

See Attached

-Exhibit - B-1-

THE “COINS” (AS DEFINED BELOW) ARE PROVIDED SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND ON THE CONDITION THAT THE COIN-HOLDER (AS DEFINED BELOW) ACCEPTS AND COMPLIES WITH THEM. THE “COIN-HOLDER” (AS DEFINED BELOW): (A) ACCEPTS THIS AGREEMENT AND AGREES THAT IT IS LEGALLY BOUND BY ITS TERMS; AND (B) REPRESENTS AND WARRANTS THAT: (I) THE COIN-HOLDER OF LEGAL AGE TO ENTER INTO A BINDING AGREEMENT; AND (II) IF THE COIN-HOLDER IS A CORPORATION, GOVERNMENTAL ORGANIZATION, OR OTHER LEGAL ENTITY, THE PERSON AGREEING TO THIS AGREEMENT HAS THE RIGHT, POWER, AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE COIN-HOLDER AND BIND THE COIN-HOLDER TO ITS TERMS. IF THE COIN-HOLDER DOES NOT AGREE TO THE TERMS OF THIS AGREEMENT, THE COMPANY (AS DEFINED BELOW) WILL NOT AND DOES NOT AGREE TO OFFER AND/OR SELL ANY COINS TO THE COIN-HOLDER.

THE COINS WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REVIEWED, APPROVED, OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF ANY INFORMATION GIVEN TO THE PURCHASER OF SUCH COIN.

FURTHER, THE COINS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN SOLD IN RELIANCE UPON THAT CERTAIN EXEMPTION FROM REGISTRATION SET FORTH IN RULE 251, ET SEQ. (17 CFR 230.251, ET SEQ.) PROMULGATED THEREUNDER (RULE 251, TOGETHER WITH ALL RELATED STATUTES, RULES AND REGULATIONS, BEING REFERRED TO INDIVIDUALLY AND COLLECTIVELY HEREIN AS “REGULATION A”).

The Coins are provided, controlled, operated and administered by the the Company from its offices within the United States of America. The Company makes no representation that the Coins are appropriate or available for use at other locations outside of the United States and access to them from territories where their contents/use are illegal is expressly prohibited. If the Coin-Holder is located outside of the United States, the Coin-Holder is, and will at all times be, solely responsible for compliance with all applicable local laws with respect to the acquisition and ownership of the Coins.

COIN RIGHTS AGREEMENT

This COIN RIGHTS AGREEMENT (as the same may be amended or modified from time to time pursuant to the terms hereof, this “Agreement”) is an agreement between CERES COIN LLC, a Delaware limited liability company (the “Company”) and each Coin-Holder (as defined below) and governs each Coin-Holder’s rights and restrictions in connection with the ownership of the respective Coin(s) (as defined below) held by such Coin-Holder. A copy of the most current version of this Agreement is, and will be, made available on the Company’s website at www.cerescoin.io.

RECITALS:

A.           The Company previously filed that certain Offering Statement (File No. __________) with the Securities and Exchange Commission (“SEC”) on [____________, 2019] (as the same may be amended, modified, restated or supplemented from time to time, the “Offering Statement”). The Offering Statement describes, among other things, the offer and sale of certain “Coins” (each a “Coin”) by the Company.

B.           While the Coins are, and will at all times be, electronic assets, the Company intends by this Agreement to contractually define its rights and obligations to each holder of a Coin(s) (each such person, a “Coin-Holder”), and each Coin-Holder’s rights, obligations and restrictions with respect to their ownership of the respective Coin(s).

C.           Each Coin-Holder understands that certain operations of the Coins, including certain payments to be made between the parties hereunder, will be affected through the “smart contract” which is the Coin and may not require any action by the Coin-Holder or Company.

D.           Each Coin-Holder, in connection with the acquisition of his/her/its respective Coin(s) and as a condition of such acquisition, has agreed to be bound by all of the terms and conditions of, and will for so long as such Coin-Holder is the holder of any Coin(s) be deemed a party, to this Agreement with respect to such Coin(s).

NOW THEREFORE, in mutual consideration of the covenants and agreements contained herein, the parties agree as follows:

1.           Definitions. As used herein the following terms will have the following meanings:

(a)           “Affiliate” means, with respect to the Company, any Person controlling, controlled by, or under common control with the Company. For purposes of the foregoing, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital securities, by contract, or otherwise.

(b)           “AML/KYC Verifications” means, with respect to a particular Coin-Holder, all Anti-Money Laundering (AML) and Know Your Customer (KYC) verifications (and the like) deemed necessary or desirable by the Company from time to time with respect to such Coin-Holder. Without limiting the generality of the foregoing, the term “AML/KYC Verifications” as used herein will include any and all agreements, documents and the like necessary in order for the Company to with all Applicable Laws concerning money laundering and related activities, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

(c)           “Applicable Law” means, with respect to any Person or matter, any and all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to such Person/matter. Without limiting the generality of the foregoing, the term “Applicable Law” will, where applicable, specifically include all relevant Securities Laws.

(d)           “Banking Body” means, individually and collectively as the case may be: (i) any banking or other financial institution directly engaged by the Company in connection with the operation of the Company’s business (or any portion thereof); and (ii) any federal, state or local regulatory or other agency or authority having jurisdiction over the any such banking/financial institution. Without limiting the generality of the foregoing, the term Banking Body as used herein will specifically include each banking/financial institution where a Clearing Account is established and each banking/financial institution engaged, or otherwise involved in, the purchase/sale/transfer of the Coins.

(e)           “Clearing Account” means, with respect to a particular Coin-Holder, that certain bank, brokerage, or other account specified by such Coin-Holder to the Company from time to time with respect to the payment of amounts payable to such Coin-Holder hereunder.

(f)           “Coin-Holder” or “Coin-Holders” means, individually and collectively as the case may be and as of any given time, each Person who then holds a Coin.

(g)           “Coin-Holder Wallet” means, with respect to a particular Coin-Holder, that certain Purchaser Wallet or SP Wallet of such Coin Holder.

(h)           “Credit” has the meaning given such term in Section 4(c)(i).

(i)            “Face Amount” means an amount equal to one-cent ($0.01) per Coin.

(j)           “Framework” means that certain private, blockchain-based, transaction framework established by the Company for use (initially) to facilitate transactions in the legal cannabis industry. As used herein, the term “Framework” will include that certain “Framework” described in detail in the Offering Circular and all future annotations/derivations thereof.

(k)           “Framework Account” means, with respect to a particular Coin-Holder, that certain unique user account held by such Coin-Holder on the Framework.

(l)           “Majority Consent” means, with respect to any Proposed Amendment submitted to a vote of the Coin-Holders pursuant to Section 10(d)(i), the affirmative vote (or deemed affirmative vote pursuant to Section 10(d)(i) below) of the Coin-Holders owning at least fifty-one percent (51%) of the then issued and outstanding Coins (if any).

(m)           “Person” means any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, limited liability company, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

(n)           “Purchaser Wallet” means a Wallet held by, and for the benefit of, a retail customer for holding/managing/transferring Coins within the Framework. Notwithstanding anything to the contrary herein, the term “Purchaser Wallet” will not include any Wallet held by, or for the benefit of, any commercial/business entity (including any product/service-provider or other business).

(o)           “Qualified Agent” means a third-party transfer agent or other intermediary that is qualified to provide the subject service(s). For the avoidance of doubt, any affiliate of the Company may act as a Qualified Agent for purposes of this Agreement to the extent such entity is qualified to provide the subject service(s).

(p)            “Regulatory Authority” means, individually and collectively as the case may be: (i) the government of the United States of America (or any other nation), or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or otherwise pertaining to, government; and (ii) any other federal, state or local regulatory or other agency or authority having jurisdiction over the Company, the Coins and/or the Company’s business (or any portion thereof). Without limiting the generality of the foregoing, the term Regulatory Authority as used herein will specifically include the SEC, the U.S. Commodity Futures Trading Commission and the Financial Industry Regulatory Authority (“FINRA”).

(q)           “Securities Laws” means, individually and collectively as the case may be: (i) the Securities Act of 1933 (15 U.S.C. 77a, et seq.), as amended and in effect; (ii) the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), as amended and in effect; (iii) any and all “blue sky” laws applicable to the Coins and/or the transfer thereof; and (iv) any and all regulations from time to time promulgated under one or more of the forgoing. Without limiting the generality of the foregoing, the term “Securities Laws” will specifically include Regulation A and all related SEC and FINRA regulations.

(r)           “Sound Accounting Principles” means generally accepted accounting principles (GAAP), or such other sound accounting principles or methods utilized by Company, in its reasonable discretion, applied on a consistent basis.

(s)           “SP Wallet” means a Wallet held by, and for the benefit of, any person other than a retail customer for holding/managing/transferring Coins within the Framework. Notwithstanding anything to the contrary herein, the term “SP Wallet” will not include any Wallet held by, or for the benefit of, any retial customer.

(t)           “Transaction Fees” means, as applicable and at any given them, the respective transaction fee then being charged by the Company for the subject Coin transaction as provided in Section 3 herein.

(u)           “Wallet” means a cryptographic wallet established on the Framework.

2.           Coin-Holder Requirements; Automatic Rejection.

(a)         Any Person who desires to buy/accept a Coin(s) will be required to have an active Framework Account and an active Wallet. Further, each Coin-Holder agrees, at any time and from time to time at the request of the Company, to promptly execute and deliver (or cause to be executed and delivered) such documents and instruments, and take all such actions, as the Company may require in connection with the establishment/maintenance of such Coin-Holder’s respective Framework Account and/or Wallet (specifically including all of the same necessary in order to satisfy all applicable AML/KYC Verifications established from time to time by the Company).

(b)         Notwithstanding the foregoing or anything to the contrary herein, each Person who desires to buy/accept a Coin(s) acknowledges that: (i) the Framework is hardcoded not to permit, and to automatically reject, any and all orders/purchases of Coins which would cause the total dollar amount of outstanding Coins to, at any given time, exceed, $999,999; and (ii) the Company will not be liable to any Person, in any manner whatsoever, for any costs, losses or other damages causes as a result of, or otherwise related to, the rejection of any order/purchase of Coins.

3.           Transaction Fees. The parties hereby acknowledge and agree that each of the following transactions will require the payment of the respective Transaction Fee by, and to, the respective Persons identified below:

(a)         In connection with any purchase of a Coin(s) from the Company, and solely to the extent such Coins are paid for in cash (i.e. not by the use of any Credits), the respective purchasing Person will pay to the Company, and the Company will be entitled to receive, a Transaction Fee equal to $0.020 per $1 of total Coins purchased, with such amount to be paid by way of offset to the respective total amount of Coins to be transferred to, and received by, such Person and deemed fully earned and non-refundable once so paid.

(b)         In connection with any transfer of a Coin(s) by a Coin-Holder to any Person (other than the Company), the respective transferring Coin-Holder will pay to the Company, and the Company will be entitled to receive a Transaction Fee equal to $0.005 per $1 of total Coins transferred, with such amount to be paid by way of offset to the total amount of Coins to be transferred to, and received by, the receiving Person and deemed fully earned and non-refundable once so paid.

(c)         In connection with any exchange of a Credit(s) for cash, and solely to the extent the subject Credits(s) are then held in an SP Wallet, the respective exchanging Person will pay to the Company, and the Company will be entitled to receive, a Transaction Fee equal to $0.020 per $1 of total Credits exchanged, with such amount to be paid by way of offset to the respective total amount of cash to be paid to such Person and deemed fully earned and non-refundable once so paid.

For the avoidance of doubt any purchase/transfer of Coins not specifically identified above will not require the payment of a Transaction Fee.

4.           Call /Buyback Rights and Obligations of the Company.

(a)         The Company will have the right, privilege and option, at any time and for any reason, to call and buyback all of the then outstanding Coins (each such transaction, a “Buyback”). Without limiting the generality of the foregoing the Company will (without further consent or notice of exercise) cause a Buyback of all then outstanding Coins at, and immediately as of: (i) 11:00 P.M. central time every day; and (ii) at any time the outstanding dollar amount of Coins reaches, or exceeds, $950,000 (each an “Automatic Buyback Trigger”); and the same will be codified as part of the “smart contract” which is the Coin. Further, each Coin-Holder hereby acknowledges that each Buyback’s will be completed automatically via the Framework and without further notice to, or consent of, any then Coin-Holder.

(b)         In connection with any Buyback each then Coin-Holder will be entitled to receive, and the Company will pay to such Coin-Holder, an aggregate amount equal to the total number of Coins then held by such Coin-Holder in his/her/its Wallet multiplied by the Face Amount (such amount, respectively, the “Buyback Price”). For the avoidance of doubt any purchase/transfer of Coins in connection with a Buyback will not require the payment of a Transaction Fee.

(c)         The aggregate Buyback Price to be paid by the Company to a particular Coin holder in connection with a Buyback will ultimately be payable in cash. However, each Coin-Holder acknowledges and agrees that:

(i)         immediately following a Buyback the respective total Buyback Price payable to such Coin-Holder will be reflected as a credit (each a “Credit”) on the Framework Account of such Coin-Holder; and

(ii)        such Coin-Holder may, in its discretion at any time and via the Framework Account of such Coin-Holder, elect to:

(1)         have such Credit paid out (in whole or in part) in cash by the Company; and/or

(2)         use such Credit (in whole or in part) to purchase additional Coins; and

(iii)       if, and to the extent, such Coin-Holder elects to have any Credit paid out (in whole or in part) in cash by the Company, the Company is authorized and directed to make such cash payment (less any applicable Transaction Fees), by wire or ACH transfer (at the option of the Company) of immediately available U.S. Dollars, to the then last known Clearing Account for such Coin-Holder.

(d)         Each Buyback, including the issuance of the respective Credit to each Coin-Holder pursuant to this Section 4(c)(i) above, will be conducted automatically via the Framework and without further consent of, or notice to, any then Coin-Holder.

5.           Transfers; Acknowledgements. Each of the parties acknowledges and agrees that:

(a)         the Coins may only be acquired, held, used and transferred: (i) in increments equal to the Face Amount (i.e. no fractional interests); and (ii) by active users of, and solely within, the Framework;

(b)         the Coins are not, and will not, be considered equity interests of the Company;

(c)         the Coin-Holders will not, solely by virtue of being the owner of a Coin, have (or otherwise be entitled to) any “preemptive rights,” “drag-along rights,” “tag-along rights,” or similar rights which the holders of the Company’s equity interest may now or hereafter have;

(d)         the Coin-Holders will not be entitled, or have any claim whatsoever, to any equity or other interest in the Company or any of its assets; and

(e)         except to the extent specifically provided herein or as otherwise specifically required by Applicable Law, the Coin-Holders will not be entitled, or otherwise have, any vote (or any other say) on any matter regarding, or otherwise have any information rights with respect to, the Company or its business.

6.           Coin Ledger.

(a)         The Company will establish and continuously maintain (or otherwise cause to be continuously maintained), in as current a form as is commercially and technologically possible, a ledger (such ledger, the “Coin Ledger”) identifying, at a minimum: (i) the name and last known mailing address of each Coin-Holder (and each designee of such Coin-Holder, as applicable); (ii) the number of all Coin held by each Coin-Holder; and (ii) the last known Clearing Account of each Coin-Holder.

(b)         The Coin Ledger will be held in strict confidentiality by the Company (and/or the applicable Qualified Agent), provided that:

(i)         a particular Coin-Holder will be entitled, at any time via such Coin-Holders respective Framework Account, to receive a record of such Coin-Holder’s respective Coin ownership (and all Credits, if any, then allocated to such holder as a result of such Coin ownership); and

(ii)         the Company (and/or the applicable Qualified Agent) will be expressly permitted, at any time and from time to time and without further notice to any Coin-Holder, to provide access to/copies of any portion (or all) of the information then provided for in the Coin Ledger if, and to the extent, requested by any Banking Body and/or Regulatory Agency.

7.           Qualified Agents.

(a)         Notwithstanding anything to the contrary provided herein, the Company will be expressly permitted to (at any time and from time to time) assign any one or more of its administrative obligations hereunder with respect to the Coins to one or more Qualified Agents. Without limiting the generality, the Company may engage one or more Qualified Agents to:

(i)         maintain and manage the Framework (or any portion thereof);

(ii)        maintain and manage the Coin Ledger (including keeping the same continuously updated and/or maintaining and ensuring the confidentiality and security of all of the information provided therein);

(iii)       direct and/or facilitate (to the extent manually required) any and all payments to be made under the Coin to the Coin-Holders; and/or

(iv)       act as the primary liaison between the Company and the Coin-Holders.

(b)         If, and to the extent, the Company engages a Qualified Agent it will promptly (and in any event within five (5) business days) give each holder of a then active Framework Account written notice of the same (each such notice, an “QA Notice”). Each such QA Notice will include, at a minimum: (i) the name of the respective Qualified Agent and the contact information of the principal contact of such Qualified Agent; and (ii) a reasonable description of the particular administrative obligations of the Company assigned to such Qualified Agent.

8.           Electronic Transactions.

(a)           Notwithstanding anything to the contrary herein, the parties acknowledge and agree that:

(i)         all Coins will be issued, and all times held, in digital form only;

(ii)        all of the rights, obligations and restrictions of the Coin-Holders provided for herein will be codified into, and made part of, the “smart contract” which is the Coin; and

(iii)       except for cash payments to be made to a particular Coin-Holder in connection with the pay out of any Credit, all payments to be made to/by the Company and/or any Coin-Holder hereunder will, to the fullest extent permitted by the “smart contract” which is the Coin, be made automatically and electronically at the times, and in the manner, provided herein;

(iv)       all payments to be made to a Coin-Holder in connection with the pay out of any Credit will made by the Company electronically, by wire or ACH transfer (at the option of the Company) of immediately available U.S. currency, to the then last known Clearing Account for such Coin-Holder; and

(1)         it will be the sole and absolute responsibility of each Coin-Holder to update the respective Framework Account od such Coin-Holder as/when necessary to reflect any changes with respect to the Clearing Account of such Coin Holder identified therein; and

(2)         neither the Company, nor any of its affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Coin-Holder whatsoever, and each Coin-Holder indemnifies and holds each such Person harmless, for ANY payment(s) not received by such Coin-Holder as a result of such Coin-Holder’s failure to advise the Company of any changes to his/her/its respective Clearing Account; and

(v)        the calculation of all amounts payable to the Coin-Holders by, or otherwise on behalf of, the Company pursuant to the terms of this Agreement (whether calculated directly or via the code underlying the “smart contract” which is the Coin) will be binding and conclusive absent demonstrable error.

(b)         Each Coin-Holder consents to receive electronically (pursuant to Section 10(f)(i) below) any and all documents, communications, notices, contracts, and agreements arising from, or otherwise relating in any way to, the Coins and/or such Coin-Holder’s ownership of the same (including all PA Notices and QA Notices and all applicable U.S. Internal Revenue Service Form 1099 notices and/or other applicable Forms/disclosures).

9.           Transfer. Each of the Coins may be freely sold and transferred by the respective Coin-Holder at any time, provided that a Coin(s) may only be transferred:

(a)         on, and through, the Framework;

(b)         to a Person who then has both an active Wallet and an active Framework Account; and

(c)         in compliance with all applicable Securities Laws.

10.           Miscellaneous.

(a)         Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Company. Each Coin-Holder, by virtue of their purchase (or other acceptance) of a Coin, irrevocably agrees to be bound by all of the terms and conditions of this Agreement with respect to all Coins at any time held by (or otherwise on behalf of) such Coin-Holder and all rights of such Coin-Holder as the holder of such Coins.

(b)         Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. Any term or provision of this Agreement that is invalid or unenforceable in any situation will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. In the event that any clause, term, or condition of this Agreement will be held invalid or contrary to law: (i) this Agreement will remain in full force and effect as to all other clauses, terms, and conditions; (ii) the subject clause, term, or condition will be revised to the minimum extent necessary to render the modified provision valid, legal and enforceable; and (iii) the remaining provisions of this Agreement will be amended to the minimum extent necessary so as to render the Agreement as a whole most nearly consistent with the parties’ intentions in light of the modification or removal of the invalid or illegal provision.

(c)         Entire Agreement. This Agreement, together with “smart contract” which is the Coin, constitutes the entire agreement between the parties with respect to the Coins and supersedes all prior understandings (whether verbal or written), if any, with respect thereto. No representations or statements of any kind made by the Company, which are not expressly stated in this Agreement, will be binding on the Company.

(d)         Amendments.

(i)         Neither this Agreement, nor any term hereof, may be amended, modified or waived, except with the affirmative consent of the Company and Majority Consent. The Company will give each Coin-Holder written notice (each such notice, a “PA Notice”) of any proposed amendment for which the Company requests consent (each a “Proposed Amendment”) and will, at the expense of the Company and together with such PA Notice, furnish to each Coin-Holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Coin-Holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Amendment. The failure of any Coin-Holder to approve or disapprove any Proposed Amendment within ten (10) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section 10(f)(iii) below), will be deemed an affirmative approval by such Coin-Holder of the subject Proposed Amendment for all purposes of determining Super-Majority Consent to such Proposed Amendment pursuant to this Section 10(d)(i).

(ii)         Notwithstanding the foregoing, each of the Coin-Holders acknowledges and agrees that the Company may unilaterally amend, modify or otherwise supplement this Agreement, without further notice to, or consent of, any of the Coin-Holders to the fullest extent necessary:

(1)         to increase, decrease or otherwise modify (in any way) any Transaction Fee, provided that any such change will not take effect until after the completion of the next full Buyback by the Company pursuant to Section 4(a) above;

(2)         to amend, add or otherwise modify (in any way) any transaction which requires the payment of a Transaction Fee, provided that any such change will not take effect until after the completion of the next full Buyback by the Company pursuant to Section 4(a) above;

(3)         to amend, add or otherwise modify any Automatic Buyback Trigger, provided that any such change will not take effect until after the completion of the next full Buyback by the Company pursuant to Section 4(a) above;

(4)         to conform this Agreement (or any of the terms hereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in the Offering Circular with respect to the Coins; and/or

(5)         to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Coins.

(e)         Construction. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement. Whenever the context requires or permits, the singular will include the plural, the plural will include the singular, and the masculine, feminine and neuter will be freely interchangeable. Any and all uses of the term “including” herein means including without limitation, or including but not limited to, and will not be deemed to be exclusive or to create an exclusive reference.

(f)          Notices.

(i)         Notices To Coin-Holders. All notices and communications to be given or otherwise made to a Coin-Holder are to be sent electronically to the last known email (or other electronic) address for such Coin-Holder on the books and records of the Company (or such other electronic address as may be directed by such Coin-Holder from time to time by written notice to the Company). In connection with the foregoing, each Coin-Holder hereby acknowledges and agrees that:

(1)         it will be the sole and absolute responsibility of each Coin-Holder to advise the Company of any changes (including typographical corrections) with respect to the active email (or other electronic) notice address of such Coin Holder (including in connection with any transfer of the subject Coin(s)); and

(2)         neither the Company, nor any of its affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Coin-Holder whatsoever, and each Coin-Holder indemnifies and holds each such Person harmless, for ANY notice(s) (including any PA Notice) not received by such Coin-Holder as a result of: (A) such Coin-Holder’s failure to advise the Company of any changes to his/her/its respective Investor Account; and/or (B) any electronic and/or other transmission error not caused, directly or indirectly, by the action or inaction of the Company.

(ii)         Notices To The Company. All notices and communications to be given or otherwise made to the Company are to be sent via email to the Company at Ir@cerescoin.io with a paper copy to be sent to:

CERES COIN LLC

c/o CM Solutions LLC

39W462 Baert Lane,

St. Charles, Illinois 60175

Attn: Investor Relations

(iii)         General. All notices, requests and demands hereunder will be deemed to have been given or made: (1) if sent by e-mail (or other electronic method) one (1) workday following transmission, provided that evidence of such transmission is retained by the sending party; (2) if delivered in person, immediately upon delivery; (3) if by nationally recognized overnight courier service with all delivery fees prepaid and with instructions to deliver the next business day, one (1) business day after sending; and (4) if by any other mail service, three (3) business days after mailing. A written notice sent to a Person will also be deemed received on the date delivery will have been refused at the address required by this Section.

(g)         Legal Counsel. Each Coin-Holder hereby acknowledges and agrees that: (i) such Coin-Holder has had ample opportunity to consult with, and receive advice from, legal counsel of his/her/its choice with respect to this Agreement and the Coins and, having had said opportunity, has either consulted with such legal counsel or has made the decision not to consult with legal counsel prior to purchasing their respective Coin(s); and (ii) any rule of construction that operates in whole or in part to resolve ambiguities against the drafter of a document will not apply to the interpretation of this Agreement.

(h)         Termination of Coin. Upon the payment (in full) of all amounts payable to a Coin-Holder hereunder, all Coins then held by such Coin-Holder will be deemed fully satisfied and automatically terminated without further notice to, or action by, any party.

(i)          Successors and Assigns. All of the terms and provisions hereof will be binding upon, and inure to the benefit of, the respective executors, administrators, legal representatives, successors and permitted assigns of each of the parties hereto.

(j)          Governing Law. This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to the choice or conflict of law principles or rules that may cause the application of the laws of any jurisdiction other than those of the State of Delaware.

(k)         Dispute Resolution. Each of the parties irrevocably agrees as follows:

(i)         Except as provided in Section 10(l) below, any past, present or future dispute, controversy, claim or difference of any kind, in contract, tort or otherwise, arising out of or in connection with this Agreement and/or the Coins (each a “Dispute”) will be resolved individually and exclusively by binding arbitration administered by JAMS (“JAMS”) in accordance with its then-existing alternative dispute resolution procedures related to blockchain/cryptocurrency/smart contract disputes. Such Dispute will be finally settled by three arbitrators (each an “Arbitral Tribunal”). Further, to the extent any Dispute relates, in whole or in part, to the technology underlying the Coins and/or the Company’s business (or any portion thereof), each member of the Arbitral Tribunal will have demonstrated familiarity with the subject technology.

(ii)        The party initiating arbitration will do so with JAMS. Unless otherwise mutually agreed to by the subject parties, the claimant (or claimants) will appoint one arbitrator in the applicable demand for arbitration, the respondent (or respondents) will appoint one arbitrator in the answering statement or, if no answering statement is filed, within fourteen (14) days of receipt of such demand for arbitration. If a party fails to timely appoint an arbitrator either within the period provided in this Section or such other time period as may otherwise be mutually agreed, the appointment will be made by JAMS. Following their appointment, the two arbitrators will consult, for a period not exceeding thirty (30) days on the appointment of the third arbitrator, who will serve as chairperson. If the two arbitrators fail to agree on the appointment of the third arbitrator within such thirty (30) day period, the third arbitrator will be appointed by JAMS.

(iii)       Absent the mutual agreement of the subject parties, the seat of any arbitration pursuant to this Section will be, and all hearings will take place in Washington D.C., Illinois. The Arbitral Tribunal will be directed to render an award (each an “Award”) in writing within thirty (30) days following the last day of the final hearing. Such Award will state the reasons for the Award, will be final and binding on the parties, and will deal with the question of costs of arbitration and all matters related thereto. The prevailing party will be entitled to recover its legal and other fees. Notwithstanding anything to the contrary in this Section, any Award may be recognized and enforced by any court of competent jurisdiction.

(iv)       If the Company is the party initiating arbitration, it will pay all the administrator’s filing costs and administrative fees (other than hearing fees). If arbitration is instituted by any other party, filing costs and administrative fees (other than hearing fees) will be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. With regard to hearing fees, the Company will pay the administrator’s hearing fees for one full day of arbitration hearings. Absent the mutual agreement of the subject parties, fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise. Notwithstanding the foregoing, each party will bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives any party the right to recover any of these fees, these statutory rights will apply in the arbitration notwithstanding anything to the contrary herein.

(v)        Within thirty (30) days of a final Award, a party may appeal the Award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal thirty (30) days after notice of the appeal. The panel will reconsider de novo all aspects of the initial Award that are appealed. Costs and conduct of any appeal will be governed by this Section and the administrator’s rules, in the same way as the initial arbitration proceeding. Any Award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, will be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(l)         Jurisdiction for Disputes Related to Breaches of Federal Securities Laws. Notwithstanding Section 10(k) above, in the event of a Dispute resulting from the breach of any federal Securities Laws, the parties hereby irrevocably agree that: (i) any action or proceeding arising out of, or otherwise relating to, such Dispute will be commenced in any federal or state court of competent jurisdiction in Washington D.C.; and (ii) summons and complaint commencing an action or proceeding in any such court will be properly served and will confer personal jurisdiction if served personally or by registered mail as provided under the laws of Washington D.C.

[Remainder of Page Intentionally Left Blank]